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                              [LOGO] SERVICE ORDER


THIS AGREEMENT is made and entered into as of 9/30/99 (the "Agreement Date") by and between Be Free, Inc. ("Be Free"), having its principal place of business at 154 Crane Meadow Road, Suite 100, Marlborough, Massachusetts 01752, and CallNOW.com Inc. ("Merchant"), having its principal place of business at _50 Broad St., NY, NY 10004. In consideration of the mutual covenants and conditions contained in this Service Order and in Be Free's Terms of Service in the form attached hereto (collectively the "Agreement"), and intending to be legally bound hereby, the parties mutually agree as follows:

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                             PART A - BFAST SERVICES
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1.   BFAST(SM) SERVICES

1.1 Be Free and Merchant agree to the BFAST Services set forth in Part C of this Service Order and the BFAST fees set forth below.

1.2 Merchant agrees to pay Be Free a BFAST Implementation Fee of $2,500 upon execution of this Agreement and $2,500 upon Program Launch.

1.3  Merchant agrees to pay Be Free a BFAST Service Fee equal to the greater of:

     (a) 2% of monthly Net Sales generated each month through the Affiliate Sales Channel (for purposes of this Section, Net Sales shall be defined as gross sales less shipping charges, taxes and returns); or

     (b) a minimum BFAST Service Fee of $2000 each month after Program
     Launch.

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                           PART B - OPTIONAL SERVICES
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1.   BFAST AUTO-MERCHANDISING SERVICES               DECLINED [X]   ACCEPTED [_]

1.1 Provided that Merchant has initialed or checked "Accepted" above, Be Free and Merchant agree to the Auto-Merchandising Services set forth in Part C of this Service Order and the Auto-Merchandising fees set forth below.

1.2 Merchant agrees to pay Be Free an Auto-Merchandising Implementation Fee of $1,500 upon Program Launch.

1.3 Merchant agrees to pay Be Free each month an Auto-Merchandising Service Fee of $0.50 per one thousand Impressions served via BFAST Auto-Merchandising Services.


2.   OPEN AFFILIATE OUTREACH & FASTAPP SERVICES        DECLINED [_] ACCEPTED [X]

2.1 Provided that Merchant has initialed or checked "Accepted" above and is participating in the Be Free FastApp program, Be Free and Merchant agree to the Open Affiliate Outreach and FastApp Services set forth in Part C of this Service Order.

2.2 Open Affiliate Outreach & FastApp Service Fees are included in the BFAST Service Fee set forth above at no additional charge.


3.   AFFILIATE COMMISSION PAYMENT SERVICES             DECLINED [_] ACCEPTED [X]

3.1 Provided that Merchant has initialed or checked "Accepted" above and has transferred to Be Free amounts owed to Affiliates by Merchant for BFAST-monitored transactions, Be Free and Merchant agree to the Affiliate Commission Payment Services set forth in Part C of this Service Order and the Affiliate Commission Payment fees set forth below.

3.2 Merchant agrees to pay Be Free each month an Affiliate Commission Payment Service Fee of $1.00 plus actual postage costs for each check distributed.

4.   AFFILIATE SUPPORT SERVICES
                                        ONLY               LEVEL I &
                                   LEVEL I SUPPORT     LEVEL II SUPPORT
                    DECLINED  [_]     ACCEPTED    [X]      ACCEPTED     [_]

4.1 Provided that Merchant has initialed or checked "Accepted" above, Be Free and Merchant agree to the applicable Affiliate Support Services set forth in Part C of this Service Order and the applicable Affiliate Support fees set forth below.

4.2 Merchant agrees to pay Be Free each month after Program Launch a Level I Affiliate Support Service Fee of $1.00 per Affiliate per month for the first six months, and $0.50 per Affiliate per month for all subsequent months.

4.3 Merchant agrees to pay Be Free each month after Program Launch a Level II Affiliate Support Service Fee of $2,000 per month.


5.   AFFILIATE APPLICATION REVIEW SERVICES             DECLINED [X] ACCEPTED [_]

5.1 Provided that Merchant has initialed or checked "Accepted" above, Be Free and Merchant agree to the Affiliate Application Review Services set forth in Part C of this Service Order and the Affiliate Application Review fees set forth below.

5.2 Merchant agrees to pay Be Free each month an Affiliate Application Review Service Fee of $4.00 per Affiliate application reviewed.


6.   IMAGE HOSTING & SERVING SERVICES                  DECLINED [X] ACCEPTED [_]

6.1 Provided that Merchant has initialed or checked "Accepted" above, Be Free and Merchant agree to the Image Hosting & Serving Services set forth in Part C of this Service Order and the Image Hosting fees set forth below.

6.2 Merchant agrees to pay Be Free each month an Image Hosting & Serving Service Fee of $0.35 per one thousand Impressions served.


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                              [LOGO] SERVICE ORDER

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                          PART C - SERVICE DESCRIPTIONS
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1. CERTAIN DEFINITIONS.

1.1 "AFFILIATE" shall mean the person or entity that displays Merchant's products, services and/or promotions on its Internet site in exchange for receiving remuneration from Merchant for such display.

1.2 "AFFILIATE SITE" shall mean the Affiliate's Internet site or sites which display products, services, and/or promotions provided by Merchant.

1.3 "AFFILIATE SALES CHANNEL" shall mean Merchant's group of Affiliates and related Affiliate Sites.

1.4 "END USER" shall mean a person or entity who visits the Affiliate Site.

1.5 "TAG" shall mean a form of HTML information display code that causes a browser to generate a request to the BFAST Service Bureau to display a text or graphic Link.

1.6 "LINK" shall mean a listing or display of merchandise or services offered by Merchant on an Affiliate Site. Links will typically result in the display of an invisible graphic (in the case of a text Link) or a product graphic (in the case of a graphic Link) resulting from a request to the BFAST Service Bureau.

1.7 "IMPRESSION" shall mean each occurrence that a text or graphic Link is served.

1.8 "END USER CLICKTHROUGH" shall mean the event caused by an End User clicking or otherwise activating a Link. Typically, this will result a request to the BFAST Service Bureau resulting in the link to and display of a page on the Merchant's Internet site.

1.9 "PROGRAM LAUNCH" shall mean the first date upon which Merchant receives a BFAST Affiliate application.

2. BFAST SERVICES.

2.1 BFAST (Be Free Affiliate Serving Technologysm) is a set of technologies and methods, accessible by Merchant and Affiliates through Internet connections to Be Free servers (the "BFAST Service Bureau"). BFAST Services (a) enable Merchant to establish and manage an Affiliate Sales Channel including the terms and conditions of its relationship with Affiliates; (b) connect End Users from Affiliate Sites to the Merchant's Internet site for the purpose of purchasing goods or services from the Merchant; and (c) measure and report the related activity.

2.2 The BFAST Service Bureau provides Affiliate Sales Channel transactional services which (a) respond to the request resulting from a text Tags by serving an invisible pixel; (b) respond to the request resulting from a graphical Tags by directing the request to Merchant's servers to serve a graphic; (c) respond to End User Clickthroughs by directing End Users from the Affiliate Site to the Merchant's Internet site; and (c) track and report Impressions, End User Clickthroughs and sales (or other services offered by Merchant).

2.3 Affiliates access the BFAST Service Bureau via an Internet browser-based interface (reporting.net). Reporting.net is a Merchant-branded Internet site, through which Affiliates may (a) generate Tags to be used in the Affiliate Site;
(b) modify Affiliate account data; and (c) access Affiliate activity reports and productivity techniques.

2.4 Merchant accesses the BFAST Service Bureau via a Merchant graphical user interface (GUI). Through the GUI, Merchant may (a) approve Affiliate applications; (b) approve Affiliate commission voucher data; (c) add or remove Tags available to Affiliates on reporting.net; (d) modify Affiliate profiles;
(e) access Affiliate Sales Channel reports; (f) download certain Affiliate Sales Channel data; and (g) initiate up to 10,000 Affiliate-targeted broadcast e-mails (the "Standard Level") per calendar month (Merchant may initiate up to a maximum of 30,000 Affiliate-targeted broadcast e-mails each calendar month for an Excess E-mail Fee of $0.10 per e-mail over the Standard Level). Merchant is hereby granted a non-exclusive, non-transferable license to use the Merchant GUI software for use with the Affiliate Sales Channel activities anticipated by this Agreement during the Term or any Additional Terms. Such license includes all related software and documentation delivered to Merchant.

2.5 BFAST implementation shall include the installation of the Merchant GUI and assistance with the initial setup of (a) the Merchant's profile and security configuration; (b) the Merchant's Affiliate application form; (c) the Affiliate commission structure (including commission rates, payment frequency and minimum payment levels); (e) the reporting.net site configuration; and (f) the Catalog and Transaction Files. Initial BFAST training is provided at Be Free's facilities for up to four Merchant employees.

2.6 BFAST Merchant support shall be provided by an assigned Client Development Manager (CDM) and is available Mondays through Fridays from 8:30 am to 5:30 pm ET.

The CDM will provide support services including (a) project coordination for implementation and training; (b) ongoing coordination of any necessary Be Free resources; (c) technical issue resolution and trouble-shooting; (d) communication and support for product enhancements; (e) Affiliate Sales Channel analyses; and (f) communication of Affiliate Sales Channel best practices tips and techniques.

3. BFAST AUTO-MERCHANDISING SERVICES. Auto-Merchandising enables Merchant, rather than Affiliates, to control the Links that are served on Affiliate Sites. Through Auto-Merchandising Tags, Merchant may automate Link generation based on Merchant-identified criteria such as Affiliate content category, End User browser or operating system, and/or date and time of day. BFAST Auto-Merchandising Services may not be available until September 30, 1999.

4. OPEN AFFILIATE OUTREACH & FASTAPP SERVICES. Open Affiliate Outreach Services include initiatives to expand the Affiliate Sales Channel through Be Free sponsored Affiliate recruitment programs. Affiliates recruited by Be Free on behalf of Merchant may be provided the option of joining other Be Free customers' affiliate sales channels through FastApp, a consolidated Be Free-branded on-line Affiliate application form and, if requested by the Affiliate, through direct solicitation by Be Free.

5. AFFILIATE COMMISSION PAYMENT SERVICES. Affiliate Commission Payment Services include Be Free's printing and mailing of Merchant-branded Affiliate commission checks based upon commission periods and commission amounts approved by merchant in the Merchant GUI. Such services shall be provided by the end of each calendar month provided that funds have been received by Be Free by the twentieth of that month. Commission payments will be mailed by the end of the following month for funds received after the twentieth. A transaction log will be provided to Merchant for audit purposes. Merchant agrees to reimburse Be Free for bank fees associated with Merchant-requested stop payment orders.

6. AFFILIATE SUPPORT SERVICES

6.1 Level I Affiliate Support includes the following technical and marketing support services including (a) assisting potential Affiliates with application completion; (b) assisting Affiliates with link generation; (c) assisting Affiliates with the resolution of broken links; (d) logging all emails and tracking known Affiliate issues; (e) responding to Affiliate e-mails within one business day; (f) developing a set of Affiliate frequently asked questions
(FAQs) and an answer data base; (g) escalating Affiliate issues to the appropriate contacts in Merchant's organization; (h) notifying Affiliates of product enhancements; (i) corresponding with inactive Affiliates to remind them of how to set up links; (j) providing Merchant with monthly summaries of outstanding and resolved issues and statistics including type and frequency; (k) assisting with the interpretation of Affiliate reports; (l) responding to Affiliate requests to assist with improving sales (or other services offered by Merchant); and (m) an increase of the Standard Level of Affiliate-targeted broadcast e-mails to 20,000 per calendar month.

6.2 Level II Affiliate Support is a marketing enhancement service that includes corresponding with the top 250 sites (based on revenue generated through the Affiliate Sales Channel) to (a) notify them of Merchant developed promotions such as seasonal offerings, new Affiliate offerings and new product offerings;
(b) recommend sales enhancement techniques and best selling methods; and (c) ensure that they understand and use Affiliate generated reports to maximize their traffic and sales. Level II Affiliate Support also includes an increase of the Standard Level of Affiliate-targeted broadcast e-mails to 30,000 per calendar month.

7. AFFILIATE APPLICATION REVIEW SERVICES. Affiliate Application Review Services include (a) reviewing Affiliate applications for completeness and communicating any omitted information; (b) reviewing Affiliate Site (at the time of the Affiliate application) for appropriateness based on written Merchant guidelines;
(c) approving or rejecting application based on written Merchant guidelines; (d) corresponding with Affiliate applicants to inform them of acceptance or rejection; (e) providing Merchant with monthly summaries of number of applications reviewed, approved and rejected and the most common reasons for rejection.

8. IMAGE HOSTING & SERVING SERVICES. Image Hosting Services include the hosting of Merchant graphic files on Be Free Service Bureau and serving such files in response to Impression requests. Each calendar month, the average size of graphic files served may not exceed 15 kilobytes per file. The size of any single graphic file hosted or served by may not exceed 35 kilobytes.


AGREED AND ACCEPTED BY BE FREE:             AGREED AND ACCEPTED BY MERCHANT:

By:  /s/Pamela C. Verrill                    By:  /s/Warner R. Johnson, Jr.
     -------------------------------              -------------------------
Name:   Pamela C. Verrill                    Name:   Warner R. Johnson
      ------------------------------               ------------------------
Title:  Director Business Affairs            Title:  President
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Date:   September 30, 1999                   Date:   September 30, 1999
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                             [LOGO] TERMS OF SERVICE

1. TERM AND TERMINATION.

1.1 This Agreement will begin on the Agreement Date and end one year from the Program Launch ("Term"). The Agreement will automatically renew for additional one year periods ("Additional Terms") unless terminated in writing by either party before 90 days prior to the end of the Term or Additional Terms.

1.2 Provided that a party is not in default of any payment or other material breach, that party may terminate this Agreement upon 60 days written notice (the "Notice Period") upon any material breach or default of a provision of this Agreement by the other party. Any termination under this section shall become effective at the end of the Notice Period unless the party in violation cures the material breach or default, or has commenced reasonable efforts to cure the breach or default within such period.

1.3 Upon expiration or termination of this Agreement, neither party shall have any obligation to the other party to compensate them for damages of any kind, including loss of actual or expected income. Sections 1.3, 3.3, 5, 6, 7.4, 7.5 and 7.6 shall survive the termination or expiration of this Agreement.

2. BE FREE OBLIGATIONS.

2.1 Be Free represents and warrants that (a) all licensed software is free from material defects; (b) all services provided hereunder shall, in all material respects, be performed in a workmanlike manner and in accordance with specifications; and (c) any software used by Be Free to perform its obligations hereunder shall record, store, process and present calendar dates falling on or after January 1, 2000 in substantially the same manner and with substantially the same degree of performance and functionality as prior to that date.

2.2 The BFAST Service Bureau shall respond to Impression and End User Clickthrough requests at a rate not greater than the expected peak request rate with a first-byte latency of less than ninety-five hundredths (0.95) of a second, as measured at its router nearest its Internet point of presence (the "Be Free Performance Obligation"). Due to the complexity of the Internet, the variability of user hardware and software capabilities and the provision of services to End Users by various providers, Be Free does not guarantee end-to-end response times or transmission rates.

2.3 For purposes of Section 1.2, a material breach of the Be Free Performance Obligation shall be a failure to provide those obligations for 72 consecutive hours.

2.4 Should Be Free fail to provide services in accordance with the Be Free Performance Obligation for greater than 60 minutes during any calendar day, whether consecutive or non-consecutive, Be Free shall discount BFAST Service Fees for that calendar day by 5%.

3. MERCHANT OBLIGATIONS.

3.1 Merchant shall provide Be Free, on a regular basis, with a file that accurately reflects the merchandise available on the Merchant's Internet site ("Catalog File"). Merchant shall (a) accept and record a transaction identifier for each End User Clickthrough passed from the BFAST Service Bureau; and (b) provide Be Free, not less than once each business day, with a file that includes sales (or other services offered by Merchant) orders, returns or refunds, and the related transaction identifier ("Transaction File"). The Catalog and Transaction Files shall be formatted in accordance with Be Free's specifications and provided via a Be Free approved method.

3.2 Provided that BFAST Service Fees are based on sales or other transactional data maintained by Merchant, Merchant shall, upon written request and during normal business hours (but not more frequently than once each calendar year), provide access to accounting records to an independent accounting firm chosen and compensated by Be Free, for purposes of an audit. Such accounting firm shall be required to sign an agreement protecting Merchant's confidential information and shall only be authorized to report on the fairness of the Merchant's Transaction File for the period requested. Be Free shall bear the costs of the auditor unless it is determined by the auditor that there was an error in the Transaction File resulting in a 5% or greater underpayment of BFAST Service Fees in any calendar quarter period. In such event, Merchant shall bear the reasonable costs of the audit for the period requested.

3.3 Unless otherwise specified, Merchant agrees to pay Be Free invoices within 30 days of the invoice date. At Be Free's discretion, any late amounts may be subject to a 1.5% fee each month. Service fees are invoiced by Be Free for calendar monthly periods. Fixed and minimum service fees will be invoiced at the beginning of each calendar month (and pro-rated for the first and last months of service). Amounts exceeding minimum service fees will be invoiced in the subsequent month. Merchant shall be responsible for all taxes related to the transactions contemplated hereunder (except any income taxes of Be Free).

4. INDEMNIFICATION.

4.1 Be Free shall, at its expense, indemnify, defend and hold Merchant harmless from any and all damages and costs (including reasonable attorneys' fees) incurred by Merchant arising out of any claim that the services provided by Be Free hereunder infringe any patent, copyright, trademark, trade secret or other proprietary right, provided that Merchant (a) promptly notifies Be Free in writing of any such claim; (b) gives Be Free full control of the defense and settlement of any such claim; and (c) cooperates with Be Free, at Be Free's expense, in defending or settling such claims.

4.2 Each party hereby indemnifies and holds the other party harmless from and against any and all liabilities relating to any claim or demand by the other party's employees, agents, and consultants.

5. OWNERSHIP.

5.1 Notwithstanding any other provision in this Agreement, Be Free and Merchant shall be the sole and exclusive owners of their respective intellectual property, including, without limitation, technology, trademarks, service marks, trade names, patents, copyrights, trade secrets and confidential information. Neither party shall use the intellectual property of the other without the prior written permission of the owner.

5.2 Notwithstanding any other provision in this Agreement, Be Free shall be the sole and exclusive owner of its technology, including BFAST and its configuration for Merchant.

5.3 Except for Affiliate names and addresses obtained by Be Free through the Open Affiliate Outreach & FastApp Services, Merchant shall be the sole and exclusive owner of specific names, addresses, transactional data and other personal identifying information of Affiliates and End Users, and shall treat such information as confidential business information. Be Free shall have the right to use general demographic and non-personally-identifying information of End Users, provided however, that any such use does not identify Merchant as the source of any such data.

6. CONFIDENTIALITY.

6.1 Each party acknowledges that during the Term or any Additional Terms of this Agreement, it may obtain access to trade secrets and confidential business information of the other party. A trade secret generally consists of valuable, secret information or ideas that a party collects or uses in order to keep its competitive edge. Trade secrets include, without limitation, system designs, program materials (including source and object code and any documentation which has not been publicly distributed or disclosed), operating processes, equipment design, product specifications, and any other proprietary technology. Confidential business information consists of all other competitively sensitive information kept in confidence by a party and includes, without limitation, contract terms, selling and pricing information and procedures.

6.2 Each party agrees not to use or disclose any trade secrets or confidential business information of the other party, except as may be necessary to employees of a party who have a specific need to know in order to coordinate the operation of the Affiliate Sales Channel and, specifically, shall not disclose any trade secret or confidential business information at any time to any third party without the prior express written permission of the owner of such trade secret or confidential business information. These restrictions do not apply to (a) any information that is or becomes generally available to the public; (b) any information properly obtained from a completely independent source; or (c) any information that may be necessary to establish or assert rights hereunder, or as may be required by law or governmental regulations or authority.

6.3 Merchant, for itself and its employees, agents, and consultants, agrees not to attempt in any manner to enter into, decompile or reverse-engineer the source code of Be Free's software or to allow any other individual(s) or entity(ies) to do or attempt to do so.

7. MISCELLANEOUS.

7.1 During the Term or any Additional Terms of this Agreement, Be Free shall be the sole provider of affiliate serving technology to Merchant.

7.2 The parties agree to announce this Agreement shortly after the its execution. Each party shall have the right to approve the other party's announcement before it is made public, which approval shall not unreasonably be withheld.

7.3 This Agreement is not assignable by either party, except that either party may assign this Agreement in the event of its merger or acquisition, and then only to the merged or acquiring company.

7.4 It is expressly agreed that, in the event of any breach or purported breach of this Agreement, the remedy shall be limited to an action at law for money damages, if any were actually suffered, and exclude consequential and incidental damages. All rights shall be deemed to be cumulative and the waiver a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

7.5 Neither party shall be liable to the other party for any delay or default hereunder to the extent due to any cause beyond its reasonable control, if such party notifies the other of the cause and the expected duration of such delay or default. All such obligations shall return to full force and effect upon the termination of such cause. A "cause beyond the reasonable control" includes any act of God, act of any government authority, industrial dispute, fire, explosion, accident, power failure, flood, riot or declared or undeclared war.

7.6 This Agreement is the entire agreement between the parties regarding its subject matter, supersedes any other agreements or understandings between them, and may only be amended by a writing signed by both parties. A party's waiver of, or failure to enforce, any right hereunder on one occasion shall not be deemed a waiver of any other right on the same occasion or the same right on any other occasion. If a court having competent jurisdiction declares any provision of this Agreement invalid or unenforceable, the remainder of this Agreement shall continue in full force and effect. This Agreement shall be construed and governed according to the laws of Commonwealth of Massachusetts applicable to contracts made, and fully performed, in Massachusetts.